  SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2017

Cigna Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	108323 (Commission File Number)	061059331 (IRS Employer Identification No.)

900 Cottage Grove Road
Bloomfield, Connecticut 06002
 (Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:

 (860) 226-6000

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR    240.14d-2(b))
[ ] Pre-commencement communication pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, on February 14, 2017, Cigna Corporation (the "Company") notified Anthem, Inc. ("Anthem") that it had terminated the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 23, 2015, by and among the Company, Anthem and a direct wholly owned subsidiary of Anthem. The Company then commenced litigation in the Delaware Court of Chancery (the "Chancery Court") against Anthem seeking damages and declaratory judgment that the Company's termination of the Merger Agreement is lawful, among other claims.

On February 14, 2017, Anthem commenced litigation against the Company in the Chancery Court seeking a temporary restraining order to enjoin the Company from terminating and from taking any action contrary to the terms of the Merger Agreement, specific performance compelling Cigna to comply with the Merger Agreement and damages.

On February 15, 2017, the Chancery Court granted Anthem's motion for a temporary restraining order and issued an order temporarily enjoining the Company from terminating the Merger Agreement. This is not a decision on the merits of the case, but rather a procedural order to ensure irrevocable actions do not take place before the Chancery Court's substantive review of the issues. Cigna respects the Chancery Court's decision and will continue to abide by terms of the Merger Agreement until the Chancery Court further reviews the case. A hearing will be scheduled the week of April 10 and we look forward to more fully briefing the Chancery Court at that time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cigna Corporation

Date: February 16, 2017	By: /s/ Nicole S. Jones
Nicole S. Jones
Executive Vice President
and General Counsel